AMENDMENT


This Amendment ("Amendment"), effective March 4, 1996 ("Effective Date"), is between Chaparral Resources, Inc. ("Chaparral"), shareholders ("Shareholders") of Darka Petrol Ticaret Ltd. Sti. ("Darka"), Darka and Central Asian Petroleum (Delaware) Limited ("CAP (D)"). Chaparral, Shareholders, Darka and CAP (D) are singly referred to herein as "Party" and collectively as "Parties".

WHEREAS the Parties signed a certain letter agreement ("Agreement") dated January 3, 1996 which provides for Chaparral to purchase the stock of Darka from the Shareholders.

WHEREAS, as provided in the CAP(G) Members' Agreement dated January 11, 1996, the shareholders of Central Asian Petroleum (Guernsey) Limited ("CAP(G)"), as applicable, have waived their respective preferential rights to acquire shares of CAP(G) in connection with a transfer of such shares from Darka to Chaparral such as the transfer as is contemplated in this Amendment.

NOW THEREFORE: The Parties agree as follows:

     1. Chaparral shall not purchase the stock of Darka. Instead, Chaparral shall purchase from Darka all of Darka's right, title and interest in and to 125,000 shares of CAP(G) stock, representing 25% of the outstanding stock of CAP(G) ("Stock"). The Shareholders shall receive, on behalf of Darka, compensation for the Stock totalling: (i) $ 2,000,000 and (ii) 685,000 shares of restricted common stock of Chaparral ("Chaparral Stock"). This transaction shall be according to the same terms (as applicable) as the transaction described in the Agreement, except as otherwise provided in this Amendment.

     2. The Closing shall be April 1, 1996, and all of the conditions applied to the sale of the Darka stock as provided in the Agreement shall be applicable to the sale of the Stock.

     3.   Darka  and  the   Shareholders   represent   and   warrant   that  the
representations and warranties described in Clause 4 (c), (e) and (f), as applied to the Stock, are true and correct and shall be applied again on March 4, 1996 and at Closing.

     4. On March 4, 1996 Chaparral and the Shareholders shall provide, as provided in Clause 2(c) of that certain Escrow Agreement dated January 4, 1996 (Exhibit A to the Agreement), joint written instructions for the Escrow Agent to disburse the "Escrow Funds" ($ 300,000.00 U.S.) to the Shareholders. All of the conditions, as applicable, applied to the sale of Darka stock as provided in the Agreement shall be applicable to the sale of the stock, and this payment of $300,000.00 U.S.

     5. On March 8, 1996 Chaparral shall pay Shareholders irrevocable $300.000 U.S. and shall also transfer to the Shareholders of 625.000 Chaparral Stock, as directed in writing by the Stockholders, All of the conditions, as applicable, applied to the sale of the Darka stock as provided in the Agreement shall be applicable to the sale of the Stock, and this transfer of the Chaparral Stock.

     6. At Closing Chaparral shall pay Shareholders $ 1,400,000.00 U.S. and shall also transfer of 60.000 Chaparral Stock, as directed in writing by the Shareholders. All of the conditions, as applicable, applied to the sale of the Darka stock as provided in the Agreement shall be applicable to the sale of the Stock, and to this payment of $ 1,400,000.00 U.S.

     7. Clauses 3(a) shall not be applicable, as Chaparral shall not be purchasing the stock of Darka.

     8. Clause 3 (e) shall not be applicable, as all CAP(G) shareholders permanently waived all such rights pursuant to the CAP(G) Members' Agreement dated January 11, 1996.

     9. Clause 3(g) shall not be applicable, as Chaparral shall not be purchasing the stock of Darka.

     10. Clauses 3 (f), 5(a) and (b) shall be effective through April 1, 1996.

     11. At Closing Darka shall deliver all certificates representing the Stock to Chaparral, together with executed stock powers and such other instruments as may be required to vest complete ownership of the Stock in Chaparral.

     12. Upon Closing, Shareholders and Darka shall be deemed to have waived, any and all rights and claims of any nature, whether accruing before or after Closing, under any Member Agreements, Protocols, Minutes or Agreements of any nature, pertaining to CAP(G), Chaparral, and/or CAP(D).

This Amendment may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes, provided no party shall be bound by the terms of this Agreement unless and until all parties have executed a counterpart. For purposed of assembling all counterparts into one document, Chaparral is authorised to detach the signature page from one or more counterparts and, after signing by the respective party, attach signed signature page to the counterpart.


CHAPARRAL RESOURCES , INC.


/s/ Paul V. Hoovler
------------------------------
Paul V. Hoovler, President


SHAREHOLDERS

/s/ Okan Ozdemir
------------------------------
Okan Ozdemir


/s/ Dursun Acykbap
------------------------------
Dursun Acykbap

/s/ Cetin Berkmen
------------------------------
Cetin Berkmen

/s/ Tugay Ynce
------------------------------
Tugay Ynce

/s/ Gazenfer Uoural
------------------------------
Gazenfer Uoural


Darka Petrol Ticaret Ltd. Sti.

/s/ Okan Ozdemir
------------------------------
by: Okan Ozdemir, President


Central Asian Petroleum (Delaware) Limited

/s/ Paul V. Hoovler
------------------------------
by: Paul V. Hoovler